Exhibit 99.1

Ira Rainess Named President of Alliance MMA

NEW YORK, February 15, 2018 – Alliance MMA, Inc. (Nasdaq: AMMA) announced today that Ira S. Rainess has been appointed President of the company, effective immediately.

For nearly 30 years, Rainess has focused on complex deal structuring and business development for high-profile clients such as NFL Hall of Famer Ray Lewis and Major League Baseball legend Cal Ripken, Jr. As an experienced marketing executive who has created sponsor partnerships with global brands such as Red Bull, Chevrolet, EA Sports, Nike, Coca-Cola and Under Armour, Rainess’s industry expertise will enhance Alliance MMA’s reputation as an elite sports and media company.

“This is a remarkable opportunity to develop the Alliance MMA brand, while honing the company’s operations in our efforts to attain profitability,” said Rainess. “Our talented team of promoters at Alliance is committed to producing exciting, high-profile MMA events, and I look forward to helping them succeed at the highest level.”

Rainess has been Head of the Sports & Entertainment Law practice at Silverman, Thompson, Slutkin & White for the last 13 years. A member of the Maryland Bar, he is a graduate of the University of Maryland’s School of Business and the University of Baltimore School of Law, where he has taught Sports Law over many years, sharing his experience and knowledge with the next generation of sports lawyers and executives.

About Alliance MMA, Inc.

Alliance MMA is a sports and media company that combines premier regional MMA promotions with event ticketing and management services. Alliance MMA is listed on the NASDAQ stock exchange and is the only MMA promotion company whose stock is publicly-traded. MMA is the world’s fastest-growing sport with approximately 300 million fans worldwide, according to sports marketing research firm Repucom. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states. For more information, visit www.alliancemma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on April 17, 2017. Alliance MMA encourages you to review other factors that may affect its future results in its other filings with the Securities and Exchange Commission.

Contacts:
James Platek – Investor Relations
212-739-7825
jplatek@alliancemma.com

Chris Botta – Communications

516.647.3755

chris.botta@yahoo.com